COMMITTEE TO RESTORE CHAD SHAREHOLDER VALUE
                                 104 Armour Road
                                 P. O. Box 34724
                           North Kansas City, MO 64116

                                                                 August 12, 2002


                                IMPORTANT MESSAGE
                 TO THE SHAREHOLDERS OF CHAD THERAPEUTICS, INC.
                                      FROM
                 THE COMMITTEE TO RESTORE CHAD SHAREHOLDER VALUE

Dear Fellow Shareholders:

     We beneficially own 730,000 shares, or approximately 7.25% of Chad's outstanding Common Stock, as of the date hereof and 722,000 shares, or approximately 7.17% of Chad's outstanding Common Stock, as of the record date for Chad's annual meeting of shareholders. We have formed a Committee for the purpose of expressing to Chad and its shareholders our concern about Chad's management's inability to deal with Chad's deteriorating and declining financial performance and historically low stock price levels. We call ourselves the COMMITTEE TO RESTORE CHAD SHAREHOLDER VALUE and we consist of Messrs. Monte McDowell and W. Matthew Duffield. More detailed information regarding the Committee members, participants and their nominees will be set forth in the Committee's proxy statement that will be sent to all the shareholders of Chad upon review by the Securities and Exchange Commission.

                           POOR HISTORICAL PERFORMANCE

     We are dissatisfied with Chad because of Chad's poor historical financial performance and stock price. On October 7, 1996, Chad Therapeutics' stock reached a high of $20.62. Since that time the stock price has declined by 87% with a closing price on August 9, 2002 of $2.65! During the same time period the Dow Jones Industrials have increased over 40%. Using Chad's hand picked peer groups and the timing interval required by the proxy rules of the Securities Exchange Act of 1934, as amended, we can see that in Chad's case the bottom line truly is the bottom line.

                                [graph omitted]

                                TIME FOR CHANGE

     We believe it is time for a change at Chad and that our nominees for the Board of Directors will bring much needed financial skills and innovative new ideas in order to enhance shareholder value.

     We have nominated our slate of two directors for election at the upcoming Annual Meeting of Shareholders scheduled to be held on September 11, 2002 at the Hilton Hill Hotel, Woodlands Hills, CA. We have filed with the Securities and Exchange Commission a preliminary proxy statement with respect to our director nominees. We intend to use the proxy materials to solicit proxies from our fellow shareholders to elect Messrs. Danley K. Sheldon and W. Robert Kohorst to the Board of Directors of Chad. If elected, our nominees will seek to improve the direction of Chad with the intention to maximize shareholder value. We believe our nominees have significant and distinguished business experience, as set forth in the preliminary proxy statement.

     If elected, our nominees are committed to fulfilling their fiduciary duties as directors of Chad and they will pursue strategic alternatives for Chad to enhance shareholder value.

     When you receive our proxy materials, we urge you to read them carefully because they contain important information.

     We urge you NOT TO return any white proxy card sent to you by management until you receive our proxy materials.

     You may access copies of our preliminary proxy materials and other relevant documents for free at www.sec.gov. You may also call our proxy solicitor, N.S. Taylor & Associates, Inc. at 1.800.711.8662 for further information.


                                           On behalf of the Committee:

                                           /s/ Monte McDowell
                                               Monte McDowell
                                               Member of the Committee